Exhibit 99.2

PEABODY ENERGY
News Release

CONTACT:
Vic Svec
(314) 342-7768
FOR IMMEDIATE RELEASE
October 10, 2007
PEABODY ENERGY BOARD ELECTS GREGORY H. BOYCE
CHAIRMAN AND CHIEF EXECUTIVE OFFICER EFFECTIVE IMMEDIATELY
ST. LOUIS, Oct. 10 - The Board of Directors of Peabody Energy (NYSE: BTU) today elected President and Chief Executive Officer Gregory H. Boyce to the additional role of Chairman, effective immediately.
     Boyce succeeds Irl F. Engelhardt, who has resigned as Chairman following a successful 28-year career with the company to become Chairman of the Board of Patriot Coal Corporation, Peabody’s subsidiary that is expected to be spun off at the end of October.
     “Since Greg joined the company in late 2003 as Chief Operating Officer and later was named Chief Executive Officer in early 2005, Peabody has set new financial records, more than doubled its market value, expanded globally and been widely recognized for safety, environmental and social responsibility accomplishments,” said Dr. Blanche M. Touhill, Chairman of Peabody’s Nominating and Corporate Governance Committee. “Peabody is a leading world-class energy company that has an extremely bright future with Greg at the helm. We thank Irl for his years of outstanding service and wish him the very best in years to come.”
     “We are completing a dramatic transformation of the company with major new projects at our flagship Powder River Basin operations, new mines in Australia, expanded coal trading around the world, and the planned spin-off of Patriot Coal,” said Boyce. “I see significant opportunities to create shareholder value as we leverage the industry’s best people, assets and strategies to capitalize on global energy demand, coal-fueled generation, emerging markets for coal-to-gas and coal-to-liquids and clean coal solutions.”
     Boyce has been a member of the Board of Directors and Chairman of the Executive Committee of the Board since March 2005. He joined Peabody in October 2003 as President and Chief Operating Officer. He has extensive U.S. and international management, operating and engineering experience. Prior to joining Peabody, Boyce served as Chief Executive Officer — Energy for international mining company Rio Tinto in London, with responsibility for a
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PEABODY BOARD ELECTS BOYCE CHAIRMAN AND CEO — PAGE 2
worldwide coal and uranium portfolio. Prior to that, he was President and Chief Executive Officer of Kennecott Energy Company and President of Kennecott Minerals Company. Boyce holds a Bachelor of Science Degree in Mining Engineering from the University of Arizona, and completed the Advanced Management Program from the Graduate School of Business at Harvard University.
     Boyce’s leadership positions include Vice Chairman of the World Coal Institute. He is a member of the National Coal Council and was the Study Chair of NCC’s 2006 report, “Coal: America’s Energy Future.” He is also Co-Chairman of the Coal-Based Generation Stakeholders Group and a member of the Coal Industry Advisory Board of the International Energy Agency. He is a Board member of the Business Roundtable, the Center for Energy and Economic Development (CEED) and the National Mining Association. Boyce is a member of the Board of Directors of the St. Louis Regional Chamber and Growth Association and a member of Civic Progress in St. Louis. He is a member of the Board of Trustees of St. Louis Children’s Hospital; the School of Engineering and Applied Science National Council at Washington University in St. Louis; and the Advisory Council of the University of Arizona’s Department of Mining and Geological Engineering.
     Peabody Energy (NYSE: BTU) is the world’s largest private-sector coal company, with 2006 sales of 248 million tons of coal and $5.3 billion in revenues. Its coal products fuel approximately 10 percent of all U.S. electricity generation and more than 2 percent of worldwide electricity.
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